TRYCERA FINANCIAL, INC.

                              CODE OF ETHICS


     Trycera Financial, Inc. (the "Company") is formally establishing, although it believes it has complied with the tenants of such a document during its existence, a Code of Ethics (the "Code") pursuant to Section 406 of the Sarbanes-Oxley Act, and Item 406 of Regulation S-B, which is designed to deter wrongdoing and to promote:

  * Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  * Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission, and in other public communications made by the Company;

  *  Compliance with applicable government laws, rules, and regulations;

  * The prompt internal reporting of violations of the Code to the appropriate person or persons identified in the Code; and

  *  Accountability for adherence to the Code.

     The Code of Ethics expects the highest standard of ethical conduct and fair dealing of its senior financial and accounting officers, defined as the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. While this policy is intended to only cover the actions of the senior financial officers, the Company expects its other officers, directors and employees will also review this Code and abide by its provisions. The Company's reputation is a valuable asset and as such must continually be guarded by all associated with the Company so as to earn the trust, confidence and respect of our suppliers, customers and shareholders.

     The Company's senior financial and accounting officers are committed to conducting business in accordance with the highest ethical standards. The senior financial and accounting officers must comply with all applicable laws, rules and regulations. Furthermore, senior financial and accounting officers must not commit an illegal or unethical act or instruct or authorize others to do so.

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Conflicts of Interest

     The senior financial and accounting officers must act in the best interests of the Company, and should avoid any situation that presents an actual, potential, or apparent conflict between their personal interests and the interests of the Company.

     The senior financial and accounting officers have a conflict when their personal interests, relationships, or activities, or those of a member of their immediate family, interfere or conflict, or even appear to interfere or conflict, with the interests of the Company. A conflict of interest prevents one from acting objectively with the best interests of the Company in mind, or prevents one from exercising sound, ethical business judgment.

Public Communications

     The Company is committed to providing Company information to the public in a manner that complies with all applicable legal and regulatory requirements and that promotes investor confidence by facilitating fair, orderly and efficient behavior. The reports and documents filed by the Company with the Securities and Exchange Commission, as well as any other public communications, must be complete, fair, accurate and timely. The senior financial and accounting officers must do everything in their power to comply with these standards.

Gifts

     The senior financial and accounting officers may not give or receive kickbacks, rebates, gifts, services, or any other benefits, other than gifts of nominal value from a supplier, competitor, government official, customer or any other person with which the Company does, or expects to do, business. Amounts would be considered in excess of nominal value if they create the appearance of impropriety or actually influence the Company to give preferential, versus arms-length, treatment to the provider.

Loans

     Senior financial and accounting officers may not accept loans, or loan guarantees, from the Company, or from any persons or entities, either doing business with, or seeking business with the Company. The Company will not make any loans to senior financial and accounting officers, other officers, directors, employees, or any outside parties doing business with, or seeking business with, the Company.

Confidential Information

     Senior financial and accounting officers, as well as other officers, directors and employees, are to respect the confidentiality of Company, employee, supplier, customer, competitor and any other person or entity's
information that is not a matter of public record.   Confidential
information must not be used for personal gain.

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Compliance with the Code

     Senior financial and accounting officers are expected to fully comply with this Code. This Code will be strictly enforced and any violations will be dealt with immediately. Depending on the severity of noncompliance, such violations could lead to disciplinary action, including termination. Furthermore, violations involving material unlawful behavior will be reported to appropriate outside authorities. If anyone is unclear as to the possibility of a violation of this Code, he should seek the opinion of the President of the Company, the Audit Committee, and/or outside legal counsel.

     If senior financial and accounting officers, or other officers, directors and employees, have knowledge or are suspicious of any non-compliance with this Code, or are concerned that circumstances could lead to a violation of this Code, they should discuss this with their immediate supervisor, the President of the Company, the Audit Committee, and/or outside legal counsel.

     The Company will not allow any retaliation against an employee, officer, or director who acts in good faith in reporting any actual or suspected violation. Open communication of issues and concerns without fear of retribution or retaliation is vital to the success of this Code.

Adherence to the Code

     The President will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Audit Committee of the Board of Directors, and shall promptly notify the Audit Committee of any violation of this Code.


Adopted by the Board of Directors on August 25, 2004



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